Mr. David M. Kelly Appointed to Mesa Laboratories, Inc. Board of Directors

LAKEWOOD, Colo., Oct. 11 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB), a supplier of instruments and consumables for quality control applications, today announced the appointment of David M. Kelly to its Board of Directors.

David was most recently with Matthews International Corporation, until his retirement in 2007, where he was Chairman of the Board, Chief Executive Officer, and President.  Prior to joining Matthews in 1995, David was with Carrier Corporation for 23 years.  At Carrier, David held a variety of executive positions, in the United States and in Asia, in marketing, finance, manufacturing and operations, including President of North America operations.  David holds a BS degree in Physics from Boston College, an MS degree in Molecular Biophysics from Yale, and an MBA from Harvard Business School.  David is also a member of the Board of Directors of Federated Investors, Inc. and Mestek, Inc.

"We are delighted that David has joined our Board of Directors," said John J. Sullivan, President and CEO of Mesa Laboratories Inc. "David brings extensive operational experience to Mesa, and this will be instrumental in helping execute Mesa's growth strategy in the years ahead.  In the 12 years that David was at Matthews, he managed the expansion of the company's sales over four-fold by pursuing aggressive organic growth initiatives and strategic acquisitions.  David knows what it takes to grow a business and I am looking forward to his insight and guidance."

Mesa Laboratories, Inc. develops, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and healthcare applications.

CONTACT:  John J. Sullivan, President-CEO, or Steven W. Peterson, VP Finance-CFO, +1-303-987-8000, both of Mesa Laboratories, Inc.